UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant  ☑
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☑ Soliciting Material Pursuant to §240.14a-12
PENWEST PHARMACEUTICALS CO.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Contacts:	Investors:	Media:
	Mark Harnett or Laurie Connell	Caroline Gentile or Donald C Cutler
	MacKenzie Partners	Kekst and Company
	(212) 929-5500	(212) 521-4800
PENWEST URGES SHAREHOLDERS TO VOTE “FOR” THREE CURRENT DIRECTORS
AND REJECT TANG/EDELMAN SLATE
Company Has Created Shareholder Value by Executing Focused Business Plan
Win by Tang/Edelman Would Give Dissidents Board Control
PATTERSON, NY, May 17, 2010—Penwest Pharmaceuticals Co. (Nasdaq: PPCO) today sent a letter to its shareholders in connection with the Company’s annual meeting to be held on June 22, 2010. Penwest urges shareholders to vote “FOR” Penwest’s director nominees on the WHITE proxy card and “AGAINST” the shareholder proposals put forth by Tang Capital Management, L.P. and Perceptive Life Sciences Master Fund Ltd.
The full text of the letter from Paul E. Freiman, Chairman, and Jennifer L. Good, President and Chief Executive Officer, follows:
May 17, 2010
KEVIN TANG AND JOE EDELMAN ARE TRYING TO TAKE CONTROL OF PENWEST
PROXY FIGHT PART TWO
Dear Fellow Penwest Shareholder:
Over the past year, Penwest’s Board of Directors and management team have been successfully executing our focused business plan and creating value for all shareholders. We are encouraged by our achievements to date and the substantial increase in Penwest’s share price.
At the same time, as you are likely aware, Kevin Tang of Tang Capital Management, L.P. and Joe Edelman of Perceptive Life Sciences Master Fund Ltd. have once again launched a proxy contest, this time to elect three directors of their choosing to Penwest’s Board at our Annual Meeting of Shareholders on June 22, 2010. If they win, they will take full control of your Company’s Board and with it Penwest’s strategic direction.
At last year’s Annual Meeting, Messrs. Tang and Edelman were elected to the Board. Since their election, the Board has worked cooperatively with them and considered carefully their input in its deliberations and decision making. With these major shareholders serving as directors, we believe that Penwest’s eight-member Board has a healthy, productive system of checks and balances in place and represents the perspectives of all shareholders. In fact, during this period the Board approved additional reductions in operating expenses and announced its intention to declare a special cash dividend later this year.
Despite all of this, Messrs. Tang and Edelman are once again launching a proxy contest that, if successful, would give them full control of the Board. They are doing so after repeated efforts on our part to reach a compromise with them and avoid another costly and disruptive proxy fight.
Shareholders must ask themselves:
•	With a Board composed of Messrs. Tang, Edelman and their three other hand-picked nominees, giving them voting control, who would ensure that the Board acts in the best interests of all Penwest shareholders?

•	Wouldn’t your interests be better represented by a diverse Board of independent directors rather than a Board controlled by the agendas of these two people?
It is perplexing that Messrs. Tang and Edelman are again taking the Company down a path that will waste shareholders’ money, distract management and disrupt the progress we are making. We can only conclude that this is not about representing the best interests of all of our shareholders, but is instead about taking control of Penwest for themselves.
Take a look at Messrs. Tang and Edelman’s actions since joining the Board. Upon becoming a Penwest director last summer, Mr. Tang immediately proposed to the Board that he be elected CEO of the Company. In the Board’s vote on this, his self-serving proposal was defeated, with only two directors — Messrs. Tang and Edelman — voting in favor. Moreover, during their year as Board members, neither Mr. Tang nor Mr. Edelman has offered an alternative strategic plan for the Company — beyond more cost reductions, with seemingly little thought given to whether the cuts make business sense.
Cost cutting for the sake of cost cutting, as espoused by Messrs. Tang and Edelman, does not build shareholder value. We, too, believe in cutting costs, and we have done so. But we believe that the way to build shareholder value is through a combination of responsible cost containment and revenue growth. We are executing on both. In our view, the dissidents’ one-dimensional approach ignores revenue growth as an important driver of value for shareholders.
WHICH DIRECTORS DO YOU WANT CONTROLLING PENWEST AND YOUR
INVESTMENT?
Messrs. Tang and Edelman are seeking to stack the Board with candidates with ties to Mr. Tang and take full control of the Company, replacing our three experienced, highly-qualified director nominees including our independent, non-executive Chairman Paul Freiman, President and CEO Jennifer Good and Christophe Bianchi, M.D., Executive Vice President and Head of Commercial Operations at Millennium: The Takeda Oncology Company. Dr. Bianchi was appointed to the Board in 2007, after we conducted, with the help of a professional search firm, a deliberate and thorough review to identify a director who would bring to the Board his level of commercial expertise.

And in whose hands would the dissidents place the future of the Company?
•	A 29-year-old accountant with no public company board experience who works for Mr. Tang;

•	A hedge fund manager with college ties to Mr. Tang who likewise has never served as a public company director; and

•	An acquaintance of Mr. Tang whose background is primarily in the medical technology field.
Penwest’s existing Board — with Messrs. Tang and Edelman — includes members with medical backgrounds, drug development expertise and experience in regulatory affairs and commercial operations, members who have worked in senior management at companies engaged in drug development, members who have served as board members of public companies engaged in drug development and members with backgrounds in the financial industry, as well as our two largest shareholders.
If their three nominees are elected, the Board would be controlled primarily by hedge fund managers and an accountant for Mr. Tang’s hedge fund. The system of checks and balances that exists today — and is so critical to the governance of public companies — would be in serious jeopardy.
There are important decisions that need to be made and actions that need to be taken to continue Penwest’s progress. This is not the time to change Penwest’s Board or management team and risk interrupting the Company’s momentum. Re-electing the Board’s nominees would leave both Mr. Tang and Mr. Edelman on the Board, each with a voice equal to that of the other elected independent directors, preserve the checks and balances and ensure that Messrs. Tang and Edelman do not control the Company’s future.
Your Board strongly urges all Penwest shareholders to reject the three Tang/Edelman nominees and to vote “FOR” the re-election of each of the Company’s three director nominees on the WHITE proxy card.
PLEASE USE THE WHITE PROXY CARD TO VOTE TODAY — BY TELEPHONE, BY INTERNET OR BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE PROXY CARD. YOUR BOARD URGES YOU NOT TO SIGN OR RETURN ANY GOLD OR OTHER PROXY CARD SENT TO YOU BY TANG CAPITAL OR PERCEPTIVE.
We are confident in the Company’s future and are energized by the progress the Company is making. We ask for your continued support as we pursue the right path for Penwest to build value for all of our shareholders.
If you have any questions, please don’t hesitate to contact us at (845) 878-8400 or (877) 736-9378.
Sincerely,

Paul E. Freiman	Jennifer L. Good
Chairman	President and Chief Executive Officer

About Penwest Pharmaceuticals
Penwest is a drug development company focused on identifying and developing products that address unmet medical needs, primarily for rare disorders of the nervous system. Penwest is currently developing A0001, or a-tocopherolquinone, a coenzyme Q10 analog demonstrated to improve mitochondrial function in-vitro. Penwest is also applying its drug delivery technologies and drug formulation expertise to the formulation of our collaborators’ product candidates under licensing collaborations.
INFORMATION CONCERNING PARTICIPANTS
Information required to be disclosed with regard to the Company’s directors, director nominees, officers and employees who, under the rules of the Securities and Exchange Commission (the “SEC”), are considered to be “participants” in the Company’s solicitation of proxies from its shareholders in connection with its 2010 Annual Meeting of Shareholders (the “Annual Meeting”) may be found in the Company’s Definitive Proxy Statement for its 2010 Annual Meeting of Shareholders, as filed with the SEC on May 17, 2010 (the “2010 Proxy Statement”).
Shareholders may obtain a free copy of the 2010 Proxy Statement and other documents (when available) that the Company files with the SEC at the SEC’s website at www.sec.gov. Shareholders may also obtain a free copy of these documents by writing the Company at: Penwest Pharmaceuticals Co., Attention: Corporate Secretary, 2981 Route 22, Suite 2, Patterson, New York 12563.
We have circulated a WHITE proxy card together with the 2010 Proxy Statement. We urge shareholders to vote FOR our nominees on the WHITE proxy card and not to sign or return a gold or other colored proxy card to the Company.
Penwest Forward-Looking Statements
The matters discussed herein contain forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, which may cause the actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, “believes,” “anticipates,” “plans,” “expects,” “intends,” “potential,” “appears,” “estimates,” “projects,” “targets,” “may,” “could,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause results to differ materially include the following: risks relating to the commercial success of Opana ER, including our reliance on Endo Pharmaceuticals Inc. for the commercial success of Opana ER, risks of generic competition and risks that Opana ER will not generate the revenues anticipated; the need for capital; regulatory risks relating to drugs in development, including the timing and outcome of regulatory submissions and regulatory actions with respect to A0001; whether the results of clinical trials will be indicative of the results of future clinical trials and will warrant further clinical trials, warrant submission of an application for regulatory approval of, or warrant the regulatory approval of, the product that is the subject of the trial; whether the patents and patent applications owned by us will protect the Company’s products and technology; actual and potential competition; and other risks as set forth under the caption Risk Factors in Penwest’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2010, which risk factors are incorporated herein by reference.
The forward-looking statements contained in this press release speak only as of the date of the statements made. Penwest disclaims any intention or obligation to update any forward-looking statements, and these statements should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this release.
TIMERx is a registered trademark of Penwest. All other trademarks referenced herein are the property of their respective owners.
###